                                                                     Exhibit 4.1

                                CREDIT AGREEMENT

DATED AS OF:    February 1, 1997

BETWEEN: PHYSICIAN PARTNERS, INC., a Delaware corporation ("Company"), whose address is 111 S.W. Columbia Street, Suite 725, Portland, Oregon 97201, Attention, Mr. David M. Goldberg for mail and street delivery; and 503-224-4713, Attention: Mr. David M. Goldberg, by telecopy

AND: UNITED STATES NATIONAL BANK OF OREGON, a national banking association ("Bank"), whose address is Corporate Banking, 111 S.W. Fifth Avenue (T-4), Portland, Oregon 97204, Attention: Mr. Al Munson, for street delivery; Corporate Banking Division, Post Office Box 4412, Portland, Oregon 97208, Attention: Mr. Al Munson, for mail; and 503-275-5795, Attention: Mr. Al Munson, for telecopy


                                R E C I T A L S

        A. Company is the surviving entity from a merger of The Corvallis Clinic, Inc. (formerly known as The Corvallis Clinic, P.C.), HealthFirst Medical Group, Inc. (formerly known as HealthFirst Medical Group, P.C., and Metropolitan Clinic, P.C.), and Medford Clinic, Inc. (formerly known as Medford Clinic, P.C.), into Company (the "Merger").

        B. Bank and Company desire to consolidate, amend, and restate certain revolving loan facilities aggregating $5,500,000, to which Bank and each of the merged entities were parties, copies of which are attached hereto as Exhibit A.

        C. Bank has agreed to extend credit to Company in the amount of $5,500,000, subject to the terms and conditions of this Agreement.

        D. Company desires to assume certain other loan facilities and related obligations to which various of the merged parties and U.S. Bank were party.

        Therefore the parties agree as follows:

                                   SECTION 1

                                  DEFINITIONS

        1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings, which apply to both the singular and plural forms of the terms defined:

        "ADA" means the Americans with Disabilities Act of 1990.

        "Advance" has the meaning given in Section 2.1.

        "Affiliate" means any Person (1) that directly or indirectly controls, or is controlled by, or is under common control with Company; or (2) that directly or indirectly beneficially owns or holds 5 percent or more of any class of voting stock of Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" means this Credit Agreement, as amended, supplemented, or modified from time to time.

        "Bank Account" means Company's deposit account No. 240-0001-455 at the Portland Main branch of Bank.

        "Banking Day" means a day in which dealings in United States dollars are carried out on the interbank market.

        "Basis Point" means the interest rate of one one-hundredth percent (0.01%) per annum.

        "Business Day" means a day on which Bank's Oregon corporate Banking department at 111 SW Fifth Avenue, Portland, Oregon, or such other address at which it may become located, is open for business.

        "Commitment Period: has the meaning given in Section 2.1.

        "Environmental Laws" means all federal, state, and local laws, regulations, and orders relating to the storage, transportation, release, remediation, or removal of hazardous or toxic substances, pollutants, or contaminants.

        "Event of Default" has the meaning given in Section 7.1.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

            "Financial Statements" means the balance sheets, statements of income and retained earnings, and other reports required under Section 5.6.

            "GAAP" means generally accepted accounting principles and practices in the United States.


            "IBOR Rate" means a rate of interest determined by Bank equal to the rates (rounded up to the nearest 1/16th of 1 percent) at which recognized dealers on the interbank market in London or New York would offer to place a U.S. dollar-denominated deposit in a foreign branch or office of Bank in an amount equal to the amount of the Advance requested by Company and for a period equal to the Interest period selected by Company for the Advance. The IBOR Rate shall be increased to take into account (a) the cost to Bank to maintain any reserves for a eurodollar deposit made during an Interest Period to a IBOR Loan and (b) any required statutory and regulatory reserves for foreign loans to United States residents.

            "IBOR Rate Loan" means an Advance for which Company has selected a IBOR Rate.

            "Interest Period" has the meaning given in Section 2.1(e).

            "Interest Rate" means the rate of interest on the Line of Credit, as determined pursuant to Section 2.1(d).

            "line of Credit" means the credit facility described in Section 2.1.

            "Loan" means the Line of Credit and any Advance.

            "Loan Documents" means this Agreement, the Note, and all other documents executed by Company and required to be delivered to Bank in connection with the Loan.

            "Merger" means the merger and reorganization described in the Recitals.

            "Note" means the promissory note in the form of Exhibit B hereto.

            "PC Affiliates" means Physician Partners Corvallis, P.C., Physician Partners HealthFirst, P.C., and Physician Partners Medford, P.C., each an Oregon professional corporation.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.


            "Prime Rate" means on any day the rate per annum publicly announced by Bank on that day at its principal office as its "prime rate of interest," and is not, for example, the lowest rate of interest that Bank collects from any borrower or a class of borrowers.

            "Prime Rate Loans" means an Advance for which Company has selected the Prime Rate.

            "Security Agreement" means the security agreement in the form of Exhibit C hereto.

      1.2 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with GAAP.



                                   SECTION 2
                         DESCRIPTION OF LINE OF CREDIT

      2.1 Line of Credit. Bank agrees, on the terms and conditions of this Agreement and the Note, at the sole discretion of Bank, to make loans and advances of credit ("Advances") to company from time to time on Business Days during the period commencing on the date of this Agreement and ending on June 30, 1997 (the "Commitment Period"), in an aggregate amount not exceeding at any one time $5,500,000. The agreement in this Section 2.1 is for a revolving credit and within the amount and time specified, Company may borrow, prepay, and reborrow.

      (a) Manner of Borrowing. Company may request an Advance on any Business Day by providing Bank with notice of the requested Advance as provided herein by 11:00 a.m., Portland, Oregon, time (i) on the same Business Day as the day of the Advance in the case of Prime Rate Loans and (ii) three Business Days prior to the day of the Advance in the case of IBOR Rate Loans. The request for an Advance may be oral or written and must be made by a duly authorized officer or employee and must state the date and the amount of the requested Advance. Any such request shall be irrevocable and shall constitute a representation and warranty that as of the date of the request (i) no Event of Default, or no event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing, and (ii) the representations and warranties of Company contained in this Agreement are true and correct as of the date of the Advance. Amounts advanced pursuant to this Agreement shall be made available to Company by deposit to the Bank Account. IBOR Rate Advances shall be in the amount of $500,000, plus additional increments of $100,000. The list of officers and employees initially authorized to request Advances and specimens of their signatures is attached hereto as
Schedule 2.1 a. Company may amend this list from time to time by supplements executed by the president and chief financial officer and by the officer or employee who is being added to the list. Bank may act in reliance upon any oral or written request believed in good faith to have been authorized by any of the Persons identified in Schedule 2.1 a, as amended from time to time.

            (b) Note. Bank's aggregate Commitment shall be evidenced by an Optional Advance Revolving Line of Credit Note, maturing on the last day of the Commitment Period, in the form of the attached Exhibit B.

            (c) Repayment of Principal. Company promises to repay to Bank or its order (i) the principal amount of all IBOR Rate Loans on the last day of the applicable Interest Periods and (ii) the principal amount of all Prime Rate Loans on the last day of the Commitment Period.

            (d) Interest Rate. Company promises to pay interest on the unpaid principal amount from the date of each Advance until such Advance shall be due and payable in accordance with the rate option or options chosen by Company, at the annual rate applicable on the date of the Advance equal to (i) the Prime Rate with respect to Prime Rate Loans or (ii) the IBOR Rate plus 200 Basis Points (2%) with respect to IBOR Rate Loans. If Company fails to state its preference among the two interest rate options, the Prime Rate shall apply.

            (e) Interest Period. When selecting an IBOR Rate Loan, Company shall also select the applicable interest period for the Advance (the "interest period"). The Interest Period shall be for one, two, three, or six months, beginning on the date of the IBOR Rate Loan and ending on and including the day preceding the same day (or if there is no such same day, the day preceding the last day) in the first, second, third, or sixth calendar month thereafter, provided that Company shall not select an Interest Period that extends beyond the Commitment Period

            (f) Interest Payments. Subject to Section 2.2(d), accrued interest on the Advances shall be payable in arrears as follows: (i) for IBOR Rate Loans, on the last day of each month and on the last day of the Interest Period and (ii) for Prime Rate Loans, on the last day of each month.

            (g) Late Charge. If any payment is 19 days or more past due, Company will pay a late charge of 5 percent of the delinquent payment.

            (h) Prior Facilities. Upon satisfaction of the conditions set forth in Section 3, the notes in the form attached as Exhibit A shall be superseded, restated, and amended by the Note.

            2.2   Manner of Payments.

            (a) Place of Payment. All payments and prepayments of principal and interest on the Line of Credit and all other amounts payable hereunder by Company to Bank shall be made in United States dollars and in immediately available funds to Bank at the corporate banking note department of its head office branch at 111 S.W. Fifth Avenue, Portland, Oregon, by 1 p.m. Portland, Oregon, time on the date due and may be withdrawn when due by Bank debiting the Bank Account. Company shall provide Bank with notice of any payment or prepayment prior to 11:30 a.m. on the day of such payment.

     (b) Setoff. Company hereby authorizes Bank, if and to the extent any payment to be made by Company under the Loan Documents is not promptly made when due, to set off any such payment from time to time against any of or all the accounts of Company with Bank or any Affiliate of Bank.

     (c) Interest Computation. All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Upon any change in the Prime Rate, the applicable Interest Rate on all Prime Rate Loans shall simultaneously change whether or not Company has received notice of such change.

     (d) Payment Date. Whenever any payment hereunder or under the Note is due on a day other than a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest; provided that if the last day of an Interest Period falls on a day other than a Business Day, payment of the IBOR Rate Loan shall be made on the first Business Day preceding the last day of the Interest Period.

     (e) Application of Payments. Any payment made by Company hereunder shall be applied first against fees, expenses, and indemnities due hereunder, if any; second against interest due on amounts in default, if any; third, against interest due on the Loan; and thereafter against Loan principal.

     2.3  IBOR Rate Loans.

     (a) Renewal. Company may, subject to the terms of this Agreement, renew an IBOR Rate Loan upon the expiration of an Interest Period, upon three Business Days' prior notice to Bank. If Company fails to give notice of renewal, Company shall be deemed to have selected a Prime Rate Loan to the extent of any maturing IBOR Rate Loan.

     (b) Prepayment. During any Interest Period, Company may not prepay the principal amount of any IBOR Rate Loan, unless Company pays Bank at all costs, losses, fees, and expenses incurred by Bank in connection with such repayment, as reasonably determined by Bank.

     (c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period: (i) by reason of circumstances affecting the IBOR market generally, deposits in dollars in the applicable amounts are not being offered to bank in the interbank markets for such Interest Period, or (ii) the IBOR Rate will not adequately and fairly reflect the cost to Bank of maintaining or funding its IBOR Rate Loans for such Interest Period, Bank shall notify Company. Thereafter, until Bank notifies Company that the circumstances giving rise to such suspension no longer exist (a) the obligations of Bank to make IBOR Rate

Loans shall be suspended and (b) Company shall repay in full the then outstanding principal amount of each IBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan. If not then in default, Company may repay the affected IBOR Rate Loan by requesting a Prime Rate Loan in an equal principal amount.

     (d) Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for Bank to make, maintain, or fund its IBOR Rate Loans, Bank shall forthwith give notice thereof to Company. Upon receipt of such notice, Company shall repay in full the then outstanding principal amount of each IBOR Rate Loan of Bank, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such IBOR Rate Loan if Bank may lawfully continue to maintain and fund such IBOR Rate Loans to such day or (b) immediately if Bank may not lawfully continue to fund and maintain such IBOR Rate Loan to such day. If not then in default, Company may repay the affected IBOR Rate Loan by requesting a Prime Rate Loan in an equal principal amount from the Bank. Upon any such repayment, Company also shall pay all accrued interest to the date of the repayment, plus such additional amounts as may be necessary to compensate Bank for any loss and any direct or indirect costs, including the cost of re-employment of the repaid funds at lower Interest Rates.

     (e) Increased Cost. If the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation of administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency:

     (i) shall subject Bank to any tax, duty, or other charge with respect to its IBOR Rate Loans or its obligation to make IBOR Rate Loans, or shall change the basis of taxation of payments to Bank of the principal of or interest on its IBOR Rate Loans or any other amounts due under this Agreement in respect to its IBOR Rate Loans, or its obligation to make IBOR Rate Loans (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank's principal executive office is located); or

     (ii) shall impose or modify any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank or shall impose on Bank any other condition affecting its IBOR Rate Loans, the Note, or its obligation to make IBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to Bank of making or maintaining its IBOR Rate Loans, or to reduce the amount of any sum received or receivable by Bank under this Agreement by an amount deemed by Bank to be material, then, within 15 days after demand by Bank, Company shall pay to Bank such additional amount as will compensate Bank for such increased cost or reduction. Bank will promptly notify Company of any event of which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this section. A certificate of Bank claiming compensation under this section defining such reason for said compensation and setting forth the additional amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. If Bank demands compensation under this section, Company may at any time, upon at least five Banking Days' prior notice to Bank, repay in full the then outstanding IBOR Rate Loans of Bank, together with accrued interest thereon to the date of prepayment. If not then in default, Company may repay the affected IBOR Rate Loan by requesting a Prime Rate Loan in an equal principal amount. Upon any such repayment, Company also shall pay all accrued interest to the date of the repayment, plus such additional amounts as may be necessary to compensate Bank for any loss and any direct or indirect costs, including the cost of re-employment of the repaid funds at lower Interest Rates.

          (f) Effect on Prime Rate Loans. If notice has been given pursuant to
Section 2.3(c) or (d) requiring the IBOR Rate Loans to be repaid, then, unless and until Bank notifies Company that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by Bank as IBOR Rate Loans shall be made instead as Prime Rate Loans. If Bank notifies Company that the circumstances giving rise to such repayment no longer apply, Company may obtain a IBOR Rate Loan from Bank on the first day of the next succeeding Interest Period applicable to each outstanding IBOR borrowing in the amount of the IBOR Rate Loan which would have been outstanding from Bank as part of such IBOR borrowing as if the provisions of Section 2.3(c) or (d) had never applied.


                                   SECTION 3
                             CONDITIONS OF LENDING

          3.1 Conditions to Loan. The obligation of Bank to make any advance under the Loan is subject to fulfillment of the following conditions:

          (a) Notice of Borrowing. Bank shall have received due notice of the borrowing pursuant to Section 2.1(a).

          (b) Loan Documents. The following shall have been delivered to Bank in form and substance reasonably satisfactory to Bank:

          (i) The duly executed Note, Security Agreement, and associated financing statements.

          (ii) Copies of Company's certificate of incorporation and bylaws, certified by the Secretary of Company as true and correct, a copy of the resolutions of the board of directors of Company, authorizing the execution and performance of the Loan Documents, certified by the Secretary of Company as true and correct and in full force and effect, and an incumbency certificate executed by the Secretary of Company specifying the officers authorized to execute the Loan Documents and the officers and employees initially authorized to request Advances.

          (iii) A certificate or certificates of the Secretary of State of the state of Delaware certifying the due incorporation and continued existence of Company under the laws of the state of Delaware, and due consummation of the Merger.

          (iv) Copies of the articles of incorporation and bylaws of each of the PC Affiliates, certified by the secretary of each as true and correct, a copy of the resolutions of the board of directors of each of the PC Affiliates, authorizing the execution and performance of the Loan Document to which each is a party, certified by the secretary as true and correct and in full force and effect, and an incumbency certificate executed by the secretary of each of the PC Affiliates specifying the officers authorized to execute Loan Documents to which each PC Affiliate is a party.

          (v) Assumption Agreement between Bank and Company relating to facilities described in recital D, in the form of Exhibits D through N hereto.

          (c) Loan Assumption Fee. Bank shall have received payment of a loan assumption fee of $75,000 for this facility.

          (d) Absence of Default. At the date of the Note and each Advance, no Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will have occurred as a result of the making of the Loan.

          (e) Representations and Warranties. The representations and warranties in Section 4 hereof shall be true and correct as of the date of the Note and as of the date of each Advance.

        (f) Other Information. Bank shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as it may reasonably request.


                                   SECTION 4
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

        To induce Bank to make each and every Advance, Company represents and warrants to Bank that:

        4.1 Use of Advances. All Advances will be used by Company only for working capital and general corporate purposes and not to acquire any "margin stock" as that term is used in Regulation U of the Federal Reserve Board or for any illegal purpose.

        4.2 Corporate Existence. Company is a duly formed and organized and validly existing Delaware corporation and is duly qualified to transact business in all other states where such qualification is necessary for the proper conduct of its business or the ownership of its property. Company has provided to Bank true and correct copies of its Certificate of Incorporation, Bylaws, and the Certificate of Merger of the Merger.

        4.3 Authorization. The execution, delivery, and performance of the Loan Documents by Company has been duly authorized by Company's board of directors and any shareholder authorization required by the Company or other Persons has been duly obtained. The resolutions of its board of directors furnished to Bank pursuant to Section 3.1 are in full force and effect without alteration. The Loan Documents have been executed and delivered to Bank by an officer of Company who has been duly authorized to perform such acts.

        4.4 Enforceability. The Loan Documents are the legally valid and binding obligations of Company, each enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally.

        4.5 Financial Information. The financial information provided by Company to Bank is true, correct, and complete in all material respects as of the date of such information, and no material adverse change in the business affairs, financial condition, prospects, or property of Company has occurred since the delivery of such financial information to Bank.

        4.6 Compliance with Laws. Company is in material compliance with all federal, state, and local laws, regulations, and orders affecting its business affairs and property, including Environmental Laws, the Fair Labor Standards Act, ERISA, ADA, and the Internal Revenue Code.

        4.7 No Default. Company is not in breach of or in default under (nor does there exist conditions which, with notice or lapse of time or both, would constitute a breach of or a default under) the Loan Documents or any other material contract to which it is a party or that affects or binds its property.

        4.8 Litigation. There is no litigation, investigation, or proceeding of any nature whatsoever pending or, to Company's knowledge, threatened or impending involving Company or its business or property that could reasonably be anticipated to materially and adversely affect the ability of Company to perform its obligations to Bank under the Loan Documents.


                                   SECTION 5
                        AFFIRMATIVE COVENANTS OF COMPANY

        At all times during the term of this Agreement and until payment in full of the Note and performance of all obligations of Company under the Note and this Agreement, Company will comply with the following affirmative covenants:

        5.1 Corporate Status. Company will preserve its legal status and franchises and pay all taxes and annual fees in connection therewith.

        5.2 Compliance with Law. Company will comply with all federal, state, and local laws, regulations, and orders applicable to its business or property, including without limitation, Environmental Laws, the Fair Labor Standards Act, ERISA, ADA, and the Internal Revenue Code.

        5.3 Insurance. Company will obtain and maintain with responsible carriers such worker's compensation, fire with extended coverage endorsement, public liability, property damage, and other insurance in coverage amounts, deductibles, and terms as may be consistent with industry practices and as may be reasonably acceptable to Bank and will provide evidence of such insurance to Bank as and when required by Bank. Alternatively, Company may self insure, so long as such self insurance is on terms consistent with industry practices and reasonably acceptable to Bank.

        5.4 Payment of Obligations. Company will pay and perform when due all material obligations to all third Persons except for those obligations being contested by Company in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an adverse outcome.

        5.5 Taxes. Company will file all tax returns required by law to be filed and will pay all taxes and similar government impositions when due except for those taxes and impositions being contested by Company in good faith, by appropriate means and with an adequate reserve being maintained for payment in the event of an adverse outcome.

                5.6 Financial Information. Company shall provide periodic financial statements, information, and reports as reasonably requested by Bank. All such statements, information, and reports shall be complete and accurate in all material respects. At a minimum, Company will provide Bank:

                (a) Year-end Audited Report. As soon as available and not later than 120 days after the close of each fiscal year, a true copy of Company's Financial Statements for such year audited by a recognized firm of independent certified public accountants and in a form and level of detail acceptable to Bank, together with an unqualified opinion of such accountants that such Financial Statements have been prepared in accordance with GAAP and present fairly Company's financial position and the results of its operations and cash flows for the period covered thereby.

                (b) Interim Financial Statements. As soon as available, and in any event within 20 days after the end of each calendar month, the unaudited balance sheet and statements of income, cash flows, and retained earnings of Company as of the end of such month, accompanied at the end of each calendar quarter by a certificate of the chief financial officer of Company stating that: (i) such unaudited balance sheet and statements of income, cash flows, and retained earnings have been prepared in accordance with GAAP and present fairly the financial position and the results of operations of Company as of the end of and for such quarter subject to normal year-end adjustments, (ii) as of the date of such certificate, no Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing, and (iii) the representations and warranties in
Section 4 are true and correct as though made as of the date of such certificate.

                (c) SEC Filings. Copies of any documents or reports Company files with the Securities and Exchange Commission.

                (d) Other Information. All other statements, reports, and other information as Bank may reasonably request concerning the financial condition and business affairs of Company.

                (e) GAAP. The Financial Statements and all financial books and records of Company shall be maintained or prepared by the application of GAAP, with such changes in GAAP as are approved by its independent public accountants. The Financial Statements shall present fairly the financial position of Company at their respective dates and the results of its operations and cash flows for the periods covered thereby, subject, with respect to interim financial statements, to year-end audit adjustments, consisting of only normal recurring accruals, necessary for a fair statement of the results of operations and cash flows for the periods covered thereby.

      5.7   Financial Covenants

      (a) Current Ratio. Company will have a ratio of current assets to current liabilities of not less than .75:1 at the date of the first Advance, not less than .85:1 at March 31, 1997, and not less than .9:1 at June 30, 1997.

      (b) Tangible Net Worth. Company will have a minimum tangible net worth (net book value minus intangible asset value) of $4,900,000 at the date of the first Advance, $5,500,000 at March 31, 1997, and $6,200,000 at June 30, 1997.

      (c) Cash Flow Coverage. Company will maintain a cash flow coverage ratio, measured on a cumulative basis as of the end of each of Company's fiscal quarters, of not less than 1.2:1. Cash flow coverage ratio shall mean, for the relevant period, the ratio of (i) net income after taxes plus depreciation plus amortization to (ii) the current portion of long-term debt plus dividends and distributions plus internally funded cash capital expenditures.

      5.8 Inspection. Company will keep accurate books and records relating to its business at its corporate offices located in Portland, Oregon. Bank will have the right to inspect all Company's financial records at all reasonable times and to discuss with Company's accounting employees and outside accountants such records and the Financial Statements. Bank will give prior notice to Company of its intention to discuss such matters with Company's outside accountants in order to provide Company the opportunity to be present at such discussions. Bank will have the right to make extracts or photocopies of all of Company's books and records. The phrase "books and records" is used in its broadest sense, and it includes data compilations held on disks, tapes, and other media. If such information is so stored, Company will provide the hardware and disk operating systems necessary for retrieval, review, and reprinting of such information.

      5.9 Notice of Default. Company will notify Bank in writing immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition, or event that with the giving of notice or passage of time or both, would become an Event of Default (an "incipient default") or if it becomes aware of any material adverse change in the business prospects, financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee), or results of operations of Company or of the failure of Company to observe any of its undertakings hereunder or under any other Loan Document. Such notice shall include the manner and methods Company proposes, and any action Company has taken, to cure the default or incipient default.

                                   SECTION 6
                         NEGATIVE COVENANTS OF COMPANY

      At all times during the term of this Agreement and until payment in full of the Note and performance of all obligations of Company under the Note and this Agreement, Company will comply with the following negative covenants:

      6.1 Change in Corporation. Company will not change its name, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock without the prior written consent of Bank, which consent will not be unreasonably withheld.

      6.2 Sale of Assets or Operations. Company will not sell, transfer, lease, or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets. Company will not sell or otherwise dispose of, or for any reason cease operating, any of its divisions, franchises, or lines of business.

      6.3 Negative Pledge. Company will not mortgage, assign, sell, transfer, pledge, grant, or permit to exist any lien or security interest upon any of its accounts receivable or currently unencumbered assets of any kind, now existing or hereafter arising.

      6.4 Accuracy of Information. Company will not furnish Bank any certificate or other document that contains any untrue statement of material fact or that, taken together with all other information furnished, omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

      6.5 Margin Stock. Company will not directly or indirectly apply any part of the proceeds of the Advances to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

      6.6 Key Contracts. Company will not amend or terminate the Practice Management Agreement between it and the PC Affiliates, or any subsequent Practice Management Agreements it may enter into with other Person(s) without the written consent of Bank, which consent shall not be unreasonably withheld.

                                   SECTION 7
                               EVENTS OF DEFAULT

      7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

      (a) Any failure of Company to make any principal or interest payment on the Note when due;

          (b) Any failure of Company to make any payments (other than as specified in Section 7.1(a) under the Note or this Agreement when due and such failure continues for more than 10 days after written notice thereof by Bank to Company;

          (c) Default (other than as stated in Section 7.1(a) and 7.1(b) above) in the performance or observance by Company of any of the covenants, agreements, terms, or promises contained in the Loan Documents and such default is not remedied within 30 days after written notice thereof by Bank to Company;

          (d) Any representation, warranty, covenant, statement, certificate, or report made herein or furnished in connection with the Loan Documents proves to have been false or misleading in any material respect as of the time made or furnished;

          (e) Any debt to third Persons for which Company is liable as principal, guarantor, or otherwise becomes due by acceleration or formal demand and is not promptly paid by Company or Company has been declared in default under any agreement binding on it under which Company has borrowed money or otherwise obtained an extension of credit from a lender other than Bank;

          (f) Company defaults on any other present or future debt to Bank or any Affiliate of Bank and such debt becomes due by acceleration or formal demand;

          (g) Company fails to meet its minimum funding requirements under ERISA with respect to any plan, or any plan becomes the subject of voluntary or involuntary termination proceedings which may result in a liability to the Pension Benefit Guaranty Corporation in an amount which is material in relation to Company's net worth;

          (h) Company (i) applied for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay, or generally not be paying, its debts as they become due,
(iii) makes a general assignment for the benefit of creditors, (iv) commences a voluntary action under the Federal Bankruptcy Code (as now or hereafter in effect), (v) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fails to controvert in a timely or appropriate manner, or acquiesces or consents in writing to, any petition filed against it, in an involuntary action under the Bankruptcy Code, or (vii) takes any corporate action for the purpose of effecting any of the foregoing;

          (i) Either (i) a proceeding or case is commenced against Company, without its consent, in any court of competent jurisdiction, seeking the liquidation, reorganization, dissolution, wind-up, or composition or readjustment of the debts of Company, (ii) a receiver, trustee, custodian, liquidator, or the like is appointed for Company, or for all or a substantial part of its assets, or (iii) relief is granted to Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case continues undismissed, or an order, judgment, or decree approving or ordering any of the foregoing is entered and continues unstayed and in effect for any period of 60 days, or an order for relief against Company is entered in an involuntary case under the Bankruptcy Code; or

     (j) Company suffers any material adverse change in its business prospects, financial condition, or results of operations.

     7.2 Bank's Rights and Remedies on Default. Without in any way prejudicing Bank's demand rights under the Note, if any Event of Default occurs and continues beyond any applicable cure period as stated in Section 7.1(b), (c), or (i), or if any Event of Default occurs under Section 7.1(a),
(e), (f), (g), (h), or (j), Bank may, at its option, do any one or more of the following:

     (a) Declare the Note and all other indebtedness of Company to Bank forthwith due and payable, whereupon the same shall become forthwith due and payable without further notice of any kind and without presentment, demand, or protest, all of which are hereby expressly waived;

     (b) Proceed to enforce Bank's rights against Company by any appropriate proceeding, whether for the specific performance of, or for an injunction against a violation of, any term hereof or promise herein, in the Note or in any other Loan Document or in aid of the exercise of any power granted hereby or thereby or by law;

     (c)  Exercise any rights of Bank under the Note;

     (d) Set off any deposits or other sums due from Bank to Company against Company's obligations under this Agreement, the Note, or any other Loan Documents; or

     (e) Take any other action permitted in any agreement with Company and take any other action permitted by law.

     7.3  Arbitration.

     a. Either Bank or Company may require that all disputes, claims, counterclaims, and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to this Agreement, the Note, or any transaction of which this Agreement is a part (the "Loan"), be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitation applicable if they were litigated. This provision is void if the Loan, at the time of the proposed submission to arbitration, is secured by real property located outside of Oregon or Washington, or if the effect of the arbitration procedure (as opposed to any Claims by Company) would be to materially impair Bank's ability to realize on any collateral securing the Loan.

     b. If arbitration occurs and each party's Claim is less than $250,000, one neutral arbitrator will decide all issues; if any party's Claim is more than $250,000, three neutral arbitrators will decide all issues. All arbitrators will be active Oregon State Bar members in good standing. All arbitration hearings will be held in Portland, Oregon. In addition to all other powers, the arbitrator(s) shall have the exclusive right to determine all issues of arbitrability and shall have the authority to issue subpoenas. Judgment on any arbitration award may be entered in any court with jurisdiction.

     c. If either party institutes any judicial proceeding relating to the Loan, such action shall not be a waiver of the right to submit any Claim to arbitration. In addition, whether or not the parties arbitrate any Claim, each has the right before, during, and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (i) setoff; (ii) self-help repossession of any collateral; (iii) judicial or non-judicial foreclosure against any real or personal property collateral; and (iv) provisional remedies, including injunction, appointment of receiver, attachment, claim, and delivery and replevin.

     d. This arbitration clause cannot be modified or waived by either party except in writing, which writing must refer to this arbitration clause and be signed by both Bank and Company.

     7.4 Rights and Remedies Cumulative. All rights and remedies on this Agreement and on the Notes are cumulative and in addition to any other remedy Bank may have by agreement, at law, or in equity. Partial exercise of any right or remedy shall not limit or restrict Bank's subsequent exercise of such right or remedy nor shall its restrict Bank's contemporaneous or subsequent exercise of any other right or remedy.

     7.5 No Waiver. No failure to delay of Bank in exercising any right hereunder shall operate as a waiver of that right or any other right. No modification or waiver of any provision of this Agreement, the Note, or any other document or agreement executed shall be effective unless in writing, and then only in the specific instance and for the purpose given. No notice or demand on Company shall entitle Company to any other notice or demand in other similar circumstances.

     7.6 Payment of Costs. Company agrees to pay Bank's reasonable costs and disbursements (including reasonable attorney fees) incurred in documentation of this Agreement and associated facilities assumed in or affected by the Merger. In addition, in case of a default in the payment of any principal or interest payment under the Note, or in case of a default under this Agreement, the Note, or any other document or agreement executed hereunder, Company shall pay Bank's reasonable costs and expenses incurred in connection therewith (including reasonable attorney fees), and in the event litigation or arbitration is commenced to enforce any term of any such agreement, the losing party will pay to the prevailing party such amounts as shall be sufficient to cover the cost and expense of collection or enforcement, including reasonable attorney fees and costs at arbitration proceedings, trial, and on appeal.

                                   SECTION 8
                                 MISCELLANEOUS

          8.1 Survival. All agreements, representations, and warranties contained herein or made in writing by Company or any of its officers in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, any investigation at any time made by Bank or on its behalf, the making of the Loan, and the delivery of the Note. All statements contained in any certificate or other instrument delivered by Company or any of its officers pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Company hereunder.

          8.2 Notices. All communications pursuant to this Agreement shall be made in writing by telecopy, hand delivery, or by U.S. First Class mail addressed to the appropriate party at the address shown above. A communication shall be effective, if given by telecopy, upon telecopy transmission to the number shown above, with oral advice of transmission and a confirmation copy sent by U.S. first class mail addressed to the appropriate party at the address shown above. A communication shall be effective, if given by hand delivery, upon delivery to the appropriate party's address shown above. A communication shall be effective, if given by mail, when actually delivered at the address specified in this section, or if delivery is refused or otherwise cannot be made, then on the third day following the day when the communication, properly addressed and postage prepaid was deposited in the U.S. mails.

          8.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, and permitted assigns.

          8.4 Governing Law. This Agreement, the Note, and any other documents or agreements executed hereunder shall be governed by Oregon law.

          8.5 Assignment and Participation. Company may not assign its rights under the Note or this Agreement, nor delegate any duties or obligations hereunder or under the Note without the prior written consent of Bank. Bank may, at any time, transfer its commitment hereunder, to subsidiaries or Affiliates, and may at any time assign, grant participation in, or otherwise dispose of all or part of its rights and interests hereunder and under the Note.

          8.6 Modification; Prior Agreements; Headings. This Agreement may not be modified or amended except by an instrument in writing signed by Company and Bank. This Agreement taken together with the other Loan Documents reflects and sets forth the entire agreement and understanding of the parties, and supersedes all prior agreements and understanding relating to the subject matter hereof. The headings in this Agreement are for the purpose of reference only and shall not limit or otherwise affect any of the terms hereof.

               8.7 Counterparts. This Agreement may be executed in any number of counterparts, and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original instrument, but all of which shall together constitute one and the same instrument.

               8.8 Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND OTHER COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS OR OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY BANK TO BE ENFORCEABLE.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized effective as of the date first above written.

                                        PHYSICIAN PARTNERS, INC.


                                        By /s/ DAVID M. GOLDBERG
                                           -------------------------------------
                                           David M. Goldberg, President



                                        UNITED STATES NATIONAL BANK OF OREGON


                                        By /s/ AL MUNSON
                                           -------------------------------------
                                           Al Munson, Vice President

                         CORPORATE RESOLUTION TO BORROW


PRINCIPAL     LOAN DATE     MATURITY     LOAN NO.     CALL     COLLATERAL     ACCOUNT     OFFICER     INITIALS
              02-01-97
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
--------------------------------------------------------------------------------------------------------------

BORROWER: PHYSICIAN PARTNERS, INC.  LENDER:UNITED STATES NATIONAL BANK
          111 SW COLUMBIA STREET,          OF OREGON
          SUITE 725                        CORPORATE BANKING DIVISION
          PORTLAND, OR 97201               PL-7 OREGON COMMERCIAL LOAN SERVICING
                                           555 S.W. OAK
                                           PORTLAND, OR 97204
--------------------------------------------------------------------------------

I, the undersigned Secretary of Assistant Secretary of PHYSICIAN PARTNERS, INC. (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware as a corporation for profit, with its principal office at 111 SW COLUMBIA STREET, SUITE 725, PORTLAND, OR 97201, and is duly authorized to transact business in the State of Oregon.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held on February 1, 1997, at which a quorum was present and voting, or by other duly authorized corporate action in lieu of a meeting, the following resolutions were adopted:

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:


NAMES             POSITIONS               ACTUAL SIGNATURES
----              ---------               -----------------
Tim Dupell        C.F.O.                  /s/ TIM DUPELL
David Goldberg    CEO                     /s/DAVID GOLDBERG


acting for and on behalf of the Corporation and as its act and deed be and they hereby are authorized and empowered:

     Borrow Money. To borrow from time to time from UNITED STATES NATIONAL BANK OF OREGON ("Lender"), on such terms as may be agreed upon between the Corporation and Lender, such sum or sums of money as in their judgment should be borrowed, without limitation.

     Execute Notes. To execute and deliver to Lender the promissory note or notes, or other evidence of credit accomodations of the Corporation, on Lender's forms, at such rates of Interest and on such terms as may be agreed upon, evidencing the sums of money so borrowed or any indebtedness of the Corporation to Lender, and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the notes, any portion of the notes, or any other evidence of credit accomodations.

     Grant Security. To mortgage, pledge, transfer, endorse, hypothecate, or otherwise encumber and deliver to Lender, as security for the payment of any loans or credit accomodations so obtained, any promissory notes so executed (including any amendments to or modifications, renewals, and extensions of such promissory notes), or any other or further indebtedness of the Corporation to Lender at any time owing, however the same may be evidenced, any property now or hereafter belonging to the Corporation or in which the Corporation now or hereafter may have an interest, including without limitation all real property and all personal property (tangible or intangible) of the Corporation. Such property may be mortgaged, pledged, transferred, endorsed, hypothecated, or encumbered at the time such loans are obtained or such indebtedness is incurred, or at any other time or times, and may be either in addition to or in lieu of any property theretofore mortgaged, pledged, transferred, endorsed, hypothecated, or encumbered.

     Execute Security Documents. To execute and deliver to Lender the forms of mortgage, deed of trust, pledge agreement, hypothecation agreement, and other security agreements and financing statements which may be submitted by Lender, and which shall evidence the terms and conditions under and pursuant to which such liens and encumbrances, of any of them, are given; and also to execute and deliver to Lender any other written instruments, any entitled paper, or any other collateral, of any kind or nature, which they may in their discretion deem reasonably necessary or proper in connection with of pertaining to the giving of the liens and encumbrances.

     Negotiate items. To draw, endorsed, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Lender, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

     Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these Resolutions and performed prior to the passage of these Resolutions and hereby ratified and approved, that these Resolutions shall remain in full force and effect and Lender may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Lender. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

BE IT FURTHER RESOLVED, that the Corporation will notify Lender's address shown above (or such other address as Lender may designate from time to time) prior to any (a) change in the name of the Corporation, (b) change in the assumed business name(s) of the Corporation, (c) change in the management of the Corporation, (d) change in the authorized signer(s), (e) conversion of the Corporation to a new or different type of business entity, or (f) change in any other aspect of the Corporation that directly or indirectly relates to any agreements between the Corporation and Lender. No change in the name of the Corporation will take effect until after Lender has been notified.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever. The Corporation has no corporate seal, and therefore, no seal is affixed to this certificate.

IN TESTIMONY WHEREOF, I have hereunto set my hand on February 1, 1997 and attest that the signatures set opposite the names listed above are their genuine signatures.

                  CERTIFIED TO AND ATTESTED BY:

                  /s/ DAVID M. GOLDBERG
                  ------------------------------

                  /S/ TIM DUPELL
                  ------------------------------

NOTE: In case the Secretary or other certifying officer is designated by the [ILLEGIBLE]

                            PHYSICIAN PARTNERS, INC.

$7,500,000.00                                                   Portland, Oregon
                                                                   March 7, 1997


                                OPTIONAL ADVANCE
                         REVOLVING LINE OF CREDIT NOTE


     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned ("Company") promises and agrees to pay to the order and assigns of United States National Bank of Oregon ("Bank") at Oregon Corporate Banking, 111 S.W. Fifth Avenue, Suite 400, P.O. Box 4412, Portland, Oregon 97208 (or at such other address as Bank may hereafter specify in writing from time to time): (1) on the earlier of demand or June 30, 1997, the total unpaid principal amount, not to exceed Seven Million Five Hundred Thousand Dollars, advanced by Bank from time to time under this Note, (2) on the earlier of demand or monthly, interest on the outstanding balance of all advances under this Note at either the Prime Rate or the IBOR Rate plus 200 basis points, as designated by Company in accordance with and at the time and on the terms described in the Credit Agreement dated as of February 1, 1997, between Company and Bank (as amended from time to time, the "Loan Agreement"), and (3) when and as due, fees, costs, and disbursements provided for in the Loan Agreement and this Note.

     This Note is a revolving loan note, so amounts may be borrowed, repaid, and reborrowed, provided that all advances under this Note shall be at the sole discretion of Bank. In addition, no amounts shall be advanced under this Note if, as a result of such advance, the total principal amount outstanding under this Note would exceed $7,500,000. No advance shall be made under this Note after June 30, 1997. Unless payment in full shall have been previously demanded or made, Company shall pay the entire outstanding principal amount together with all accrued interest on this Note, on June 30, 1997.

     Repayment of the indebtedness evidenced by this Note is secured by the collateral granted in the Security Agreement and is subject to prepayment and acceleration pursuant to, and could otherwise become governed by, the terms of the Loan Agreement and the agreements and instruments required thereunder.

     Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Loan Agreement.

          Company also promises and agrees to pay on demand the costs and disbursements, including reasonable attorney fees, incurred by Bank in collecting this Note and/or in foreclosing on the collateral securing payment of this Note, whether or not a civil action, arbitration proceeding, or insolvency proceeding or claim is commenced, tried, or appealed, plus interest thereon at the Prime Rate from the date of the demand until payment is received.

          Company hereby waives acceptance, presentment, demand, diligence, protest, nonpayment, dishonor, and notice of any of the foregoing and consents to impairment of subrogation rights and of collateral. Company acknowledges that forbearance by Bank, including any failure to make demand or other failure by Bank to exercise any right or remedy upon demand or default, shall not constitute a waiver or grounds for a claim of estoppel.

     STATUTORY NOTICE: Under Oregon law, most agreements, promises, and commitments made by Lender after October 3, 1989, concerning loans and other credit extensions which are not for personal, family, or household purposes or secured solely by the borrowers' residence must be in writing, express consideration, and be signed by Lender to be enforceable.


                                        PHYSICIAN PARTNERS, INC.

                                        By: /s/ DAVID M. GOLDBERG
                                            ----------------------------
                                            David M. Goldberg, President

                         AMENDMENT TO CREDIT AGREEMENT

Dated effective:    August 25, 1997

Parties:  PHYSICIAN PARTNERS, INC.                                  ("Borrower")

And:      UNITED STATES NATIONAL BANK OF OREGON                         ("Bank")


Recitals:

A. Bank has extended credit to Borrower pursuant to the terms of a Credit Agreement dated as of February 1, 1997 ("Credit Agreement").

B. The parties wish to amend the Credit Agreement as set forth in this Amendment.

C. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

The parties therefore agree as follows:

1. DEFINITIONS. Definitions for the words "Business Day", "IBOR Rate", "IBOR Rate Loan" and "Note" are hereby deleted and the following definitions are added to Section 1.

     1.1 " "Business Day" means any day other than a Saturday, Sunday, or other day that commercial banks in Portland, Oregon or New York City are authorized or required by law to close; provided, however that when used in connection with a LIBOR Rate, LIBOR Rate Loan or LIBOR Interest Period such term shall also exclude any day on which dealings in U.S. dollar deposits are not carried on in the London interbank market.

     1.2 " "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP."

     1.3 " "Funded Debt" means (a) all obligations evidenced by notes, bonds, debentures or similar instruments and all other indebtedness with respect to borrowed money; (b) all obligations as lessee under Capital Leases; (c) all obligations for the deferred purchase price of any property or assets (excluding short term trade payables incurred in the ordinary course of business and not more than 90 days past due); and (d) all obligations under conditional sales contracts or other title retention agreements, other than operating leases."

     1.4 " "LIBOR Borrowing Rate" means, for any specified LIBOR Interest Period, the LIBOR Rate plus the applicable Margin."

     1.5 " 'LIBOR RATE' means, for any LIBOR Interest Period, the rate per annum (computed on the basis of a 360-day year and the actual number of days elapsed and rounded upward to the nearest 1/16 of 1%) established by Bank as its LIBOR Rate, based on Bank's determination, on the basis of such factors as Bank deems relevant, of the rate of interest at which U.S. dollar deposits would be offered to U.S. Bank in the London interbank market at approximately 11 a.m. London time on the date which is two Business Days prior to the first day of such LIBOR Interest Period for delivery on the first day of such LIBOR Interest Period for the number of months therein; provided, however, that the LIBOR Rate shall be adjusted to take into account the maximum reserves required to be maintained for Eurocurrency liabilities by banks during such LIBOR Interest Period as specified in Regulation D of the Board of Governors of the Federal Reserve System or any successor regulation."

     1.6 " 'LIBOR Rate Loan' means an Advance for which Company has selected a LIBOR Rate."

     1.7 " 'Margin' means (a) for the period from the closing date through September 30, 1997, 1.60 percent for the LIBOR Borrowing Rate; and (b) thereafter, the percentage per annum set forth below opposite the Maximum Funded Debt/EBITDAR Ratio.

                                                               Commitment Fee
  Maximum Funded Debt/EBITDAR Ratio       LIBOR Margin             Margin
  ---------------------------------       ------------             ------
Greater than 2.00 to 1.0                     1.85%                  .375%

Equal to or less than 2.0 to 1.0
  or greater than 1.5 to 1.0                 1.60%                  .25%

Equal to or less than 1.5 to 1.0             1.25%                  .25%


The Margin shall be determined as of the last day of each fiscal quarter based upon the compliance certificate furnished not later than the time set forth in
Section 5.6 and shall be applicable to the LIBOR Borrowing Rate as of the first day of any LIBOR Interest period commencing after such time; provided however, that if any compliance certificate is not timely furnished to Bank and a default rate is not applicable, the Margin shall automatically increase, as of the time set forth above to the highest rate set forth herein."

     1.8  " 'Note' means the promissory note described in Section 2.1(b)."

     1.9 " 'Unfunded Capital Expenditures' means for any time period the sum of the purchase price of all fixed assets acquired during such time period minus the sum of all long-term debt (whether payable to the Seller or any other person) incurred to finance the acquisition of such fixed assets."

2. LINE OF CREDIT. The first sentence of Section 2.1 is hereby deleted and the following is substituted therefor:

      "Bank agrees, on the terms and conditions of this Agreement and the Note, to make loans and advances of credit ("Advances") to Company from time to time on Business Days during the period commencing on the date of this Agreement and ending on July 31, 1999 (the "Commitment Period"), in an aggregate amount not exceeding at any one time $15,000,000."

3. TERMS. All references to the terms "IBOR", "IBOR Rate Loan" and "IBOR Rate" contained in the Credit Agreement are deleted and the terms "LIBOR", "LIBOR Rate Loan" and "LIBOR Rate" are substituted therefor.

4. MANNER OF BORROWING. The fifth sentence of Section 2.1(a) is hereby deleted and the following is substituted therefor:

      "LIBOR Rate Advances shall be in the amount of $500,000, plus additional increments of $500,000."

5. NOTE. Exhibit B referred to in Section 2.1(b) is hereby replaced with Exhibit B attached hereto.

6. INTEREST RATE. Clause (ii) of Section 2.1(d) is hereby deleted and the following is substituted therefor: "(ii) the LIBOR Borrowing Rate with respect to LIBOR Rate Loans."

7. INTEREST PERIOD. The words "three, or six" and "third, or sixth" are deleted from the second sentence in Section 2.1(e) and replaced with "or three" and "or third", respectively.

8.    FACILITY LOAN FEE. The following is added to Section 3.1(c):

      "Bank shall have received payment of a facility loan fee of $90,000, payable in installments of $11,250, the first of which is due upon execution of this Amendment. The remaining payments shall be due on November 1, 1997, February 1, 1998, May 1, 1998, August 1, 1998, November 1, 1998, February 1, 1999 and May 1, 1999, respectively. Bank shall have received payment of a commitment fee on the unused portion of the Line of Credit based on the applicable Commitment Fee Margin set forth in the definition of Margin, payable quarterly in arrears beginning October 30, 1997."

9. CONDITIONS TO ACQUISITION. The following Section 3.2 is added to the Credit Agreement:

      "3.2 Conditions to Acquisitions. In addition to the conditions contained in Section 3.1, the obligation of Bank to make any Advance under the Loan for the purpose of making an acquisition in the physician practice management industry is subject to fulfillment of the following conditions:

          (a) Borrower is in compliance with all terms and conditions of the credit agreement.

          (b) Bank shall have received pro forma financials that include the proposed acquisition and reflect Borrower's continued compliance with the financial covenants contained herein.

          (c) No more than three acquisitions may be undertaken in any twelve month period."

10. FINANCIAL COVENANTS. Section 5.7 is deleted in its entirety and the following is substituted therefor:

     "5.7 Financial Covenants.

          (a) Maximum Funded Debt/EBITDAR Ratio. Company will maintain a maximum funded debt/EBITDAR ratio of not more than 3.0 to 1.0. This ratio shall be measured quarterly. For purposes of calculating this ratio: a) as of June 30, 1997, EBITDAR shall be an amount equal to EBITDAR for such fiscal quarter multiplied by four, b) as of September 30, 1997, EBITDAR shall be an amount equal to EBITDAR for the two consecutive fiscal quarters ending on such date multiplied by two; c) as of December 31, 1997, EBITDAR shall be an amount equal to EBITDAR for the three consecutive fiscal quarters ending on such date multiplied by 1.333; and d) as of March 31, 1998, and the last day of each fiscal quarter thereafter for the four consecutive fiscal quarters ending on such day of each fiscal quarter thereafter for the four consecutive fiscal quarter period ending on such date. Funded debt/EBITDAR ratio shall mean, for the relevant period, the ratio of (i) all liabilities for borrowed money plus all Capital Lease obligations to (ii) earnings before interest, income taxes, depreciation, amortization and rental/lease expense ("EBITDAR").

          (b) EBITDAR/Interest and Lease Expense Ratio. Company will maintain an EBITDAR/interest and lease expense ratio of not less than 1.8 to 1.0 as of the last day of the fiscal quarter ending December 31, 1997 and 2.0 to 1.0 on the last day of each fiscal quarter thereafter. EBITDAR/interest and lease expense ratio shall mean, for the relevant period, the ratio of (i) EBITDAR to (ii) interest plus leases and rents.

          (c) Capital Expenditures. Company shall not make Unfunded Capital Expenditures which exceed $3,000,000 (a) from the date of this amendment through December 31, 1997, and (b) $4,000,000 in any fiscal year thereafter.

          (d) Total Debt/Total Capital Ratio. Company will maintain a ratio of (a) Funded Debt to (b) the sum of (i) Funded Debt plus (ii) shareholder's equity of not more than .70 to 1.0 as of the last day of the fiscal quarter ending December 31, 1997. Thereafter the ratio shall be .60 to 1.0."

11. REAFFIRMATION. Borrower acknowledges and agrees to all terms and conditions of this agreement and reaffirms the representations and warranties in each of the documents executed by Borrower, in connection with any indebtedness of Borrower to Bank ("Documents"). Borrower acknowledges and agrees that: (a) except as amended previously or herein, each Document is and shall remain valid and enforceable in accordance with its terms and (b) it does not have any defenses, setoffs, counterclaims or claims for recoupment against the indebtedness represented by such Documents.

12. NO OTHER MODIFICATIONS. The parties agree that except as modified previously or by this instrument, all of the terms and provisions of the Credit Agreement shall remain in full force and effect.

13. STATUTORY DISCLOSURE. BY OREGON STATUTE (ORS 41.580), THE FOLLOWING DISCLOSURE SHALL BE MADE:

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDERS AFTER OCTOBER 31, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

14. RECEIPT. Borrower acknowledges receipt of a completed copy of this Agreement.


PHYSICIAN PARTNERS, INC.                  UNITED STATES NATIONAL BANK OF
                                          OREGON


By: /s/ TIM DUPELL                        By: AL MUNSON
    ---------------------------------         ------------------------------
    Tim Dupell, C.F.O., Secretary and         Al Munson, Vice President
    Treasurer

                                                                       EXHIBIT B

                            PHYSICIAN PARTNERS, INC.

$15,000,000                                                     Portland, Oregon
                                                                 August 25, 1997

                                OPTIONAL ADVANCE
                         REVOLVING LINE OF CREDIT NOTE

     For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned ("Company") promises and agrees to pay to the order and assigns of United States National Bank of Oregon ("Bank") at Oregon Corporate Banking, 111 S.W. Fifth Avenue, Suite 400, P.O. Box 4412, Portland, Oregon 97208 (or at such other address as Bank may hereafter specify in writing from time to time): (1) on July 31, 1999, the total unpaid principal amount, not to exceed Fifteen Million Dollars, advanced by Bank from time to time under this Note, (2) monthly, interest on the outstanding balance of all advances under this Note at either the Prime Rate or the LIBOR Borrowing Rate, as designated by Company in accordance with and at the time and on the terms described in the Credit Agreement dated as of February 1, 1997, between Company and Bank and amended August 25, 1997 (as further amended from time to time, the "Loan Agreement"), and (3) when and as due, fees, costs, and disbursements provided for in the Loan Agreement and this Note.

     This Note is a revolving loan note, so amounts may be borrowed, repaid, and reborrowed. In addition, no amounts shall be advanced under this Note if, as a result of such advance, the total principal amount outstanding under this Note would exceed $15,000,000. No advance shall be made under this Note after July 31, 1999. Unless payment in full shall have been previously demanded or made, the Company shall pay the entire outstanding principal amount, together with all accrued interest on this Note, on July 31, 1999.

     Repayment of the indebtedness evidenced by this Note is secured by the collateral granted in the Security Agreement and is subject to prepayment and acceleration pursuant to, and could otherwise become governed by, the terms of the Loan Agreement and the agreements and instruments required thereunder.

    Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Loan Agreement.

     Company also promises and agrees to pay on demand the costs and disbursements, including reasonable attorney fees, incurred by Bank in collecting this Note and/or in foreclosing on the collateral securing payment of this Note, whether or not a civil action, arbitration proceeding, or insolvency proceeding or claim is commenced, tried, or appealed, plus interest thereon at the prime Rate from the date of the demand until payment is received.

     Company hereby waives acceptance, presentment, demand, diligence, protest, nonpayment, dishonor, and notice of any of the foregoing and consents to impairment of subrogation rights and of collateral. Company acknowledges that forbearance by Bank, including any failure to make demand or other failure by Bank to exercise any right or remedy upon demand or default, shall not constitute a waiver or grounds for a claim of estoppel.

     STATUTORY NOTICE; UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY LENDER TO BE ENFORCEABLE.


     PHYSICIAN PARTNERS, INC.


     By: /s/ TIM DUPELL
         -------------------------------
         Tim Dupell, C.F.O.,
         Secretary and Treasurer









                                      -2-